Exhibit 2

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Agreement of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13D and to all amendments to such statement, and that such statement and all amendments to such statement are made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this agreement on October 25, 2012.

Acorn Composite Corporation

By:	/s/ Robert W. Roche
Name:	Robert W. Roche
Title:	President

/s/ Robert W. Roche
Robert W. Roche